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                                                                      EXHIBIT 99

PRESS RELEASE

COTELLIGENT, INC.                FOR IMMEDIATE RELEASE
101 California Street            Editorial Contact:
Suite 2050                       Jessica Flynn, Corporate Communications Manager
San Francisco, CA 94111          Company Contact:
Telephone: 415-439-6400 Daniel E. Jackson, President and Chief Operating Officer
               Cotelligent #01-20

                  COTELLIGENT TERMINATES BSMART JOINT VENTURE

San Francisco, CA - December 6, 2000 - Cotelligent (NYSE: CGZ), a leading provider of end-to-end information technology (IT) solutions, announced today that it is terminating its joint venture with bSmart.to Technologies, Inc., formed in August 2000.

According to the Company, the wireless joint venture with bSmart.to Technologies, Inc. was not proceeding along the lines that Cotelligent had initially envisioned. Cotelligent believes that the wireless venture would require substantial additional investment to remain viable, and Cotelligent has determined that making such additional investments is not in the best interests of the Company at this time. Cotelligent has decided to exercise certain of its rights under the joint venture agreements and terminate the relationship.

Of the initial investment, which was valued at approximately $18 million (including $10 million of goodwill), the Company intends to write off approximately $5 million, subject to further review and exclusive of any analysis of potential goodwill impairment. The Philadelphia-based IT solutions staff and ASP data center, contributed by Cotelligent to the joint venture, will again become wholly owned by Cotelligent.

"Notwithstanding our disappointment at this unfortunate turn of events, Cotelligent continues to move ahead with our mobile business initiative, initiated several months ago with the development of our in-house training program and wireless lab," said Jim Lavelle, Cotelligent's Chairman and Chief Executive Officer. "Since last April, when the Company officially announced our intention to pursue opportunities within the maturing mobile commerce market, we have devoted a portion of our resources to educating our business professionals in the latest wireless Internet protocols and communications. We are presently establishing relationships with the types of firms we believe will strengthen our position in this market and who will benefit from our systems integration and development expertise. Cotelligent is very committed to delivering the superior business solutions our clients expect."

ABOUT COTELLIGENT
Cotelligent (www.cotelligent.com) is a global consulting firm, delivering end-to-end information technology solutions that power forward-looking businesses. Cotelligent assists companies to receive information from multiple locations in an efficient format. Areas of specialization include Web-enabled applications, Web design, eCommerce, Web portals, and ERP eSolutions ("eBusiness"), as well as custom application development, system integration and implementation, strategic consulting and assessments, and business intelligence ("Enterprise Solutions"). As part of its wireless initiative, Cotelligent is also developing its knowledge and expertise in mBusiness. Employing over 500 technical consultants and operating staff, Cotelligent delivers services from major metropolitan locations throughout the United States. Cotelligent's stock is traded on the New York Stock Exchange under the symbol CGZ.

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